Exhibit 99.1

News

For Release August 5, 2004 6:30 a.m. Eastern Time	Contact: Robert Benson ProCyte Corporation (425) 869-1239, X399 irinfo@procyte.com

ProCyte Reports Second Quarter 2004 Financial Results

REVENUES INCREASE 40%

Redmond, Wash. — August 5, 2004—ProCyte Corporation (OTCBB: PRCY.OB), a company that develops and markets skin care and procedure related products for the dermatology, cosmetic surgery and spa markets based on its patented GHK Copper Peptide Complex® technologies, today announced financial results for the second quarter and first half ended June 30, 2004.

Revenues in the second quarter 2004 increased by $1,053,000 or 40% to $3,685,000 compared to $2,632,000 in the second quarter 2003.  The increase is a result of higher product sales in the physician market, new product sales into the spa market and an increase in shipments of Copper Peptide compound to Neutrogena.  Sales to physicians have been steadily increasing since the third quarter of 2003, reflecting positive reaction to recent product introductions. The increase in shipments to Neutrogena in the second quarter of 2004 related to a planned new product launch by Neutrogena.  Royalties for the 2004 quarter decreased by $89,000 from the comparable 2003 quarter, primarily due to the launch of products into additional countries by Neutrogena in the second quarter of 2003, which did not occur in the 2004 period.

Operating expenses in the second quarter 2004 increased by $830,000 to $2,611,000 from $1,781,000 in the second quarter 2003.  This was due to increased headcount and commissions related to the increased sales activity.  Also included in the 2004 expenses are $289,000 related to spa operations, $120,000 lease and facility costs not paid by Emerald Pharmaceuticals, L.P. after it ceased operations in February of this year, and a $294,000 impairment of leasehold improvements located in the space formerly subleased by Emerald.  Partially offsetting these items was a $166,000 judgment recovery recorded in the 2004 second quarter.

On July 16, 2004 we completed a strict foreclosure process of accepting substantially all of Emerald’s assets in satisfaction of Emerald’s obligations under a $2.0 million promissory note.  We are in active discussions to sell the assets related to our former manufacturing operation, which we accepted under the strict foreclosure process.  We took the $294,000 impairment charge in the 2004 second quarter based upon information currently known to us, including our assessment of the probability of completing such sale on the terms currently being negotiated. The sale is contingent upon, among other things, entering into a binding definitive agreement and the successful negotiation of new leases with the landlord on terms acceptable to both ProCyte and the prospective buyer.  We expect to incur additional operating expenses of approximately $10,000 per month until such sale, if any, can be completed.

Net loss for the second quarter of 2004 was $29,000 or $0.00 per diluted share as compared to a net income of $269,000 or $0.02 per diluted share in 2003.  The $294,000 impairment charge related to the Emerald leasehold improvements plus the $120,000 loss of rental and other income due to Emerald’s default mostly offset the 26% increase in gross profit and resulted in the loss being reported for the quarter.

Revenues for the first six months of 2004 were $6.9 million compared to $6.0 million in 2003, an increase of 16%.  Product sales increased by 22% to $5.2 million in the first six months of 2004, from $4.0 million for the comparable six month period of 2003.  Royalties decreased by 25% primarily due to the launch of products into additional countries by Neutrogena in the second quarter of 2003, which did not occur in the 2004 period.

Operating expenses for the six month periods were $4.9 million in 2004 versus $4.1 million in 2003.  The 2004 amount includes $479,000 related to spa operations and $504,000 for the Emerald sublease and related asset impairment.  The 2003 amount includes $688,000 in Infomercial expenses.

Net income was $21,000 for the first six months of 2004, or $0.00 per diluted share, compared to net income of $136,000 or $0.01 per diluted share for the same period of 2003.  The expenses and impairment charge related to Emerald during the six months ended June 30, 2004 resulted in the reduction of net income in the first half of 2004 as compared to the comparable 2003 period.

Our cash position improved as of June 30, 2004 to $5.7 million compared to $4.4 million at March 31, 2004 and $3.8 million at December 31, 2003.  The increase in cash came from a reduction in inventory and accounts receivable balances, an increase in trade accounts payable, the receipt of payment of an employee note and the receipt of a deposit from Neutrogena under a supply agreement.

“Our revenues are growing across all product segments, and we expect to see increased product revenue from our international distributors and licensees in the second half of 2004,” said Jack Clifford, President & CEO. “Also, we expect new product introductions and the addition of new distributors to drive revenue growth for the remainder of 2004 and into 2005.  Once the Emerald expenses and charges are behind us, we anticipate improving earnings into 2005.”

ProCyte will hold a conference call at 4:00 p.m. EDT on Thursday, August 5, 2004 to discuss its financial results and continuing business plans.  Interested parties are invited to listen to the call live by dialing 800-261-2045, Passcode 64909#.  For those parties unable to join the call, a replay will be available until midnight Sunday, August 8, 2004 by calling 800-294-1193 and asking for the ProCyte playback.

ProCyte Corporation develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including its long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company (NYSE: JNJ). ProCyte brands include Neova®, VitalCopper™, Simple Solutions® and AquaSanté® Skin Care products; Complex Cu3® Post-Procedure Skin Care; GraftCyte® Hair Transplant Care; and Tricomin® Advanced Care for Thinning Hair. The Company also has the exclusive distribution rights for Cutanix Corporation’s Quadrinone® technology in the U.S., Canada and Puerto Rico. Additional information is available by visiting the Company’s website at www.procyte.com.

###

This release may contain forward-looking statements relating to the research, development, commercialization, production, marketing and distribution of the Company’s products and future operating results, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include its ability to develop, commercialize and produce new products; the market acceptance of existing and potential future products; the availability, cost and timely delivery of materials and services from and performance of third-party suppliers, manufacturers, distributors, licensees and other collaborative partners; the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals.  Reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its latest quarterly report on Form 10Q filed with the Securities and Exchange Commission for a more detailed description of such factors.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Summary Financial Information

(in 000’s except per share amounts)

	Three months ended June 30,		Six months ended June 30,
Statements of Operations Data:	2004	2003	2004	2003
REVENUES
Product sales	$3,454	$2,313	$6,315	$5,195
Licenses, royalties and other	230	319	589	783
Total revenues	3,684	2,632	6,904	5,978

Cost of product sales	1,157	619	2,018	1,802
Gross Profit	2,527	2,013	4,886	4,176

OPERATING EXPENSES
Marketing & selling	1,260	814	2,458	2,213
General, research & administrative	1,057	967	2,148	1,934
Loss on asset impairment	294	—	294	—
Total operating expenses	2,611	1,781	4,900	4,147

INCOME (LOSS) FROM OPERATIONS	(84)	232	(14)	29
Interest & other income	43	37	50	125

Net income (loss) before tax	(41)	269	36	154
Income tax provision (benefit)	(12)	—	15	18

Net Income (Loss)	$(29)	$269	$21	$136

Net income (loss) per share
Basic	$0.00	$0.02	$0.00	$0.01
Diluted	$0.00	$0.02	$0.00	$0.01

Shares used in per share computation
Basic	15,798	15,765	15,795	15,755
Diluted	15,798	16,040	16,030	15,979

	June 30,	December 31,
Balance Sheet Data:	2004	2003
Cash and cash equivalents	$5,729	$3,796
Accounts receivable, net of allowance	1,202	1,336
Inventory	2,625	2,942
Property and equipment, net	171	541
Intangibles, net	3,205	3,212
Other assets	8,091	8,176
Total Assets	$21,023	$20,003

Total liabilities	$1,756	$785
Stockholders’ equity	19,267	19,218
Total Liabilities and Stockholders’ Equity	$21,023	$20,003